Exhibit 5.1

PROF. DR. M.J. VAN GINNEKEN	BREITNER CENTER
AMSTELPLEIN 2
P.O. BOX 77900
1070 MX AMSTERDAM
TEL: 020 5977830
FAX: 020 5977230

To: Koninklijke Philips Electronics N.V.

Breitner Center

Amstelplein 2

1096 BC Amsterdam

The Netherlands

March 2, 2012

Dear Sirs:

Koninklijke Philips Electronics N.V.

SEC registration of securities

1.	Introduction

I have acted as legal advisor to Koninklijke Philips Electronics N.V. (“Philips”) as to matters of Dutch law and I am giving this legal opinion in connection with the registration by Philips of senior debt securities (the “Securities”) with the US Securities and Exchange Commission.

2.	Scope of investigation

In connection herewith I, or legal advisors under my supervision, have examined:

a.	a copy of the indenture, between Philips and Deutsche Bank Trust Company Americas dated March 11, 2008 (the “Base Indenture”);

b.	a copy of the form of the Supplemental Indenture, between Philips and Deutsche Bank Trust Company Americas “Supplemental Indenture” and with the Base Indenture (the “Indenture”);

c.	a copy of the registration statement on Form F-3, including the prospectus relating to the Securities (the “Registration Statement”);

d.	a copy of the articles of association (statuten) of Philips dated May 23, 2008;

e.	a copy of a written resolution of Philips’ board of management (bestuur) dated February 20, 2012, including a power of attorney, reflected in the resolution, authorizing Mr R.H. Wirahadiraksa, Mr M.A. Barbosa and Mr P.J.M.W. Warmerdam acting individually, with the right of substitution to negotiate and execute and deliver documents necessary for the offering of the Securities (the “Power of Attorney”);

f.	a copy of an extract of the minutes of the meeting of Philips’ board of supervisory directors (raad van commissarissen) dated January 27, 2012.

In addition, I, or legal advisors under my supervision, have obtained the following confirmations given by telephone on the date of this opinion:

g.	confirmation from the office of the bankruptcy division (faillissementsgriffie) of the Den Bosch district court that Philips is not registered as having been declared bankrupt or granted suspension of payments, and

h.	confirmation from the Chamber of Commerce that the trade register extract with respect to Philips is up to date in all material respects.

The examination referred to above has been limited to the text of the documents.

3.	Assumptions

For the purposes of rendering this opinion I have assumed:

a.	the genuineness of all signatures on documents or on originals thereof;

b.	the authenticity of all documents submitted to me as originals and the completeness and conformity of all documents submitted to me as copies;

c.	that each of the Base Indenture and the Supplemental Indenture is within the power and capacity (corporate and otherwise) of, and has been (in the case of the Base Indenture) and will be (in the case of the Supplemental Indenture) duly and validly authorised, signed, delivered, and entered into by or on behalf of each party thereto other than Philips and that the Supplemental Indenture will be executed by Philips in substantially the form examined by us by a duly authorized person on behalf of Philips.

d.	when validly signed by all parties thereto, the Base Indenture and the Supplemental Indenture and the Securities will constitute the valid and binding obligations of all the parties thereto (including Philips), and are enforceable against those parties in accordance with its terms, under the laws of the State of New York by which they are expressed to be governed;

e.	that, insofar as any obligation of Philips under the Indenture fails to be performed in, or is otherwise subject to the laws of any jurisdiction other than The Netherlands, such obligation and its performance would not be illegal under the laws of that jurisdiction;

f.	that there are no supplemental terms and conditions agreed or dealings between the parties to the Indenture that could affect or qualify my opinion as set out herein;

g.	the Securities are and will be offered only in accordance with the Dutch Act on Financial Supervision (Wet op het financieel toezicht); and

h.	that any law, other than Dutch law, which may apply to the Power of Attorney would not be such as to affect any conclusion stated in this opinion;

i.	that the Securities will be executed in the name of Philips by the manual or facsimile signature of an authorized representative(s), duly issued, delivered and authenticated in accordance with the terms of the Indenture and duly paid for.

4.	Opinions

Based on the foregoing and subject to the qualifications and limitations stated hereafter, and subject to any matters not disclosed to me, I am of the opinion that:

a.	Status

Philips has been duly incorporated and is validly existing as a legal entity in the form of a company with limited liability (naamloze vennootschap) under Dutch law.

b.	Powers and authority

Philips has the corporate power and authority to execute and perform its obligations under the Indenture and to issue and perform the Securities and has taken all necessary corporate action to authorize the execution and delivery of and performance of its obligations under the Indenture.

c.	Choice of law

The choice of New York law as the governing law of the Indenture and the Securities is recognized under Dutch law by the Dutch courts (provided that the choice of New York law as the governing law of the Indenture and the Securities is recognized under New York law as valid and binding), and accordingly under Dutch law (i) New York law determines the validity and binding effect of the Indenture and the Securities and (ii) the Dutch courts are legally bound to apply New York law to the Indenture and the Securities and to determine the validity and binding nature of the Indenture and the Securities by so applying New York law.

5.	Qualifications

This opinion is subject to the following qualifications:

a.	This opinion is subject to and limited by applicable Dutch or foreign bankruptcy (“faillissement”), moratorium (“surseance van betaling”), fraudulent conveyance (“actio pauliana”), reorganization, and similar laws of general applicability relating to or affecting generally creditors’ rights.

b.	Under Dutch law, notwithstanding the recognition of the laws of the State of New York:

(i)	effect may be given to the law of another jurisdiction with which the situation has a close connection, insofar as, under the law of that jurisdiction, that law is mandatory irrespective of the governing law of the Indenture and the Securities.

(ii)	Dutch law will be applied insofar as it is mandatory irrespective of the governing law of the Indenture and the Securities.

(iii)	the application of the laws of the State of New York may be refused if it is manifestly incompatible with Dutch public policy, and

(iv)	regard will be had to the law of the jurisdiction in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance.

However, none of the provisions of the Indenture and the Securities appears on its face to be incompatible with Dutch public policy or such mandatory provisions.

c.	The submission by Philips to the jurisdiction of the courts of the State of New York, as expressed in the Indenture and the Securities, does not preclude that claims for provisional measures in summary proceedings may be brought before a competent Dutch court.

d.	The enforcement in The Netherlands of the Indenture and the Securities and of foreign judgements is subject to Dutch rules of civil procedure.

e.	Any provision in the Indenture pursuant to which monies or goods are to be held in trust by one party for another party or are to be segregated from the other assets of the party concerned (or provisions having a similar intended effect) may not be enforceable in the Netherlands.

f.

The terms “enforceable”, “legal”, “valid”, “binding” and “effective” (or any combination thereof), where used herein, mean that the obligations assumed by the relevant party under the relevant document are of a type which the Dutch courts generally recognize and enforce; they do not mean that these obligations, necessarily, will be enforced in all circumstances in accordance with their terms in particular and in any event, enforcement before the Dutch courts will be subject to the degree to which the relevant obligations are enforceable under their governing law (if other than Dutch law), the nature of the remedies available in the Dutch courts, the acceptance by such courts of jurisdiction and the power of such courts to stay proceedings if concurrent proceedings are being brought elsewhere, the availability of defenses such as, without limitation, set-off (unless validly waived), fraud, misrepresentation, undue influence, force majeure, duress, error, abatement, breach and counter-claim and prescription or limitation periods (within which suits, actions or proceedings may be brought). No opinion is expressed as to whether specific performance would be available in respect of any obligations of Philips under the Indenture and the Securities.

g.	To the extent that the Indenture or the Securities constitute general conditions within the meaning of Section 6:231 CC, a holder of a Security may nullify (vernietigen) a provision of them if (i) Philips has not offered the holder a reasonable opportunity to examine them or (ii) the provision, having regard to all relevant circumstances, is unreasonably onerous to the holder. A provision in general conditions as referred to in Section 6:236 Dutch Civil Code (“CC”) is deemed to be unreasonably onerous, irrespective of the circumstances, if the holder of a Security is a natural person not acting in the conduct of a profession or trade. The provisions in Section 802 of the Indenture might fall within the scope of Section 6:236 CC.

h.	The enforcement of the obligations of Philips under the Indenture and the Securities may be limited to the extent that a court may, as a result of general principle of Dutch law and dependent upon all relevant circumstances of the particular case, deem enforcement contrary to the Dutch law concept of reasonableness and fairness (“redelijkheid en billijkheid”).

i.	In proceedings in a Dutch court for the enforcement of the Indenture and the Securities the court may mitigate amounts due in respect of litigation and collection costs.

j.	Under Dutch law, each power of attorney (volmacht) or mandate (lastgeving) whether or not irrevocable, granted by Philips in the Indenture or elsewhere, will terminate by force of law and without notice, upon bankruptcy of Philips and will cease to have effect upon Philips having been granted a moratorium. This qualification would also apply to the extent that the appointment by Philips of a process agent were to be deemed to constitute a power of attorney or a mandate.

k.	To the extent Dutch law applies, an indemnity will not be enforceable if the damage, loss, cost, liability or expense against which person or legal entity is indemnified as a result of gross negligence or willful misconduct of such person or entity or if such person or entity did not act in good faith.

6.	Limitations and interpretation

This opinion is limited to Dutch law as applied by the Dutch courts and in effect on the date of this opinion (excluding any unpublished case law). No opinion is expressed on the law of any jurisdiction other than The Netherlands (meaning the part of the kingdom of The Netherlands located in Europe), tax law, anti-trust or competition law or the laws of the EU. In addition, no opinion is given on commercial, accounting or non-legal matters or on the ability of the parties to meet their financial or other obligations under the Indenture and the Securities. I do not assume any obligation to notify, inform or advise you (or any other person entitled to rely on this opinion) of any facts, circumstances, events or subsequent changes in Dutch law or in the interpretation thereof, that may alter, affect or modify the opinions or statements expressed herein.

This opinion is limited to the Indenture and the Securities and does not relate to any other agreement or matter.

In this opinion Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not always be identical to the concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

This opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this opinion and all rights, obligations or liability in relation to it are governed by Dutch law and that any action or claim in relation to it can only be brought exclusively before the courts of Amsterdam, The Netherlands.

I have not investigated or verified the accuracy of any facts, representations or warranties set out in the Indenture (with the exception of those matters on which I have specifically and expressly given this opinion). To the extent that the accuracy of such facts, representations and warranties not so investigated or verified and of any facts stated in the Indenture (or orally confirmed) is relevant to the contents of this opinion, I have assumed that such facts, representations and warranties were true and accurate when made and remain true and accurate.

I have relied as to certain factual matters on information obtained from public officials, officers of Philips or other sources believed by me to be responsible and I believe that you and I are justified to rely on such information.

7.	Reliance

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to my name under the heading “Validity of Securities” in the prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the United States Securities Act 1933, as amended.

Yours faithfully,

/s/ M.J. van Ginneken

Prof. Dr. M.J. van Ginneken
Advocaat – admitted to the Netherlands Bar
General Counsel Corporate
Senior Vice President